Exhibit k.15

EXECUTION VERSION

AMENDMENT NO. 2
TO CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of June 23, 2016, to the Credit Agreement, dated as of June 23, 2014, among TORTOISE ENERGY INFRASTRUCTURE CORPORATION (the “Borrower”), each Lender from time to time party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of July 10, 2014 (as hereafter further amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.              Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.            The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The defined term “Applicable Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the percentage “60%” contained in clause (ii)(a) thereof with the percentage “70%”.

2.             The defined term “Daily LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “the higher of (a) 0.00% and (b)” immediately before the phrase “the rate of interest per annum” contained therein.

3.             The defined term “Federal Funds Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “the higher of (a) 0.00% and (b)” immediately before the phrase “the rate per annum” contained therein.

4.             The defined term “Maturity Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “June 23, 2016” contained in clause (a) thereof with the date “June 22, 2018”.

5.             The defined term “Sanctioned Country” contained in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the phrase “, region” immediately following the word “country” contained therein, and (ii) inserting the phrase “or region‑based” immediately following the phrase “country‑based” contained therein.

6.             Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms, each in appropriate alphabetical order:

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

7.             Section 5.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:  “The Borrower is not an EEA Financial Institution.”

8.             Section 5.18(a) of the Credit Agreement is hereby amended by (i) inserting the word “, region” immediately following the word “country” contained therein, and (ii) inserting the word “Crimea,” immediately following the word “Cuba,” contained therein.

9.             Section 6.02(g) of the Credit Agreement is hereby amended by inserting the following parenthetical phrase immediately following the word “request” contained therein:

“(including, without limitation, in order to comply with “know‑your‑customer” and other anti‑terrorism, anti‑money laundering and similar rules and regulations and related policies)”.

10.           Section 10.07 of the Credit Agreement is hereby amended by replacing the phrase “and representatives” contained therein with the phrase “, representatives and service providers”.

11.           Article 10 of the Credit Agreement is hereby amended by inserting a new Section 10.22 as follows:

Section 10.22          Acknowledgement and Consent to Bail‑In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail‑in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of any EEA Resolution Authority.

12.           Schedule 2.01 of the Credit Agreement is hereby amended by replacing the figure “$100,000,000” in both instances in which it occurs therein with the figure “$90,000,000”.

13.           Schedule A to Exhibit D to the Credit Agreement is hereby amended by replacing the figure “$100,000,000” set forth therein opposite the defined term “Aggregate Commitments” with the figure “$90,000,000”.

14.           Paragraphs 1 through 13 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)           the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) certifying that the resolutions of the board of directors of the Borrower approving the Credit Agreement, and amendments thereto, have not been rescinded or otherwise modified and remain in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since July 10, 2014 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since July 10, 2014, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance reasonably acceptable to the Administrative Agent;

(d)           the Outstanding Amount shall not exceed $90,000,000;

(e)           the Administrative Agent shall have received a form FR U‑1 for the Borrower for each Lender, in form and substance satisfactory to such Lender;

(f)            the Administrative Agent shall have received, for the account of each Lender in accordance with its Applicable Percentage, an upfront fee equal to 0.20% of the Aggregate Commitments on the Amendment Effective Date; and

(g)           all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

15.           The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto), no Default exists or would occur as a result therefrom, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

16.           In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

17.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

18.           THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF KANSAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

19.           This statement is provided pursuant to K.S.A. §16‑118: THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE CREDITORS AND THE DEBTOR AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE, CREDITORS AND DEBTOR.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:	/s/ EM

Debtor:	/s/ PBA

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 2 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ P. Bradley Adams
Title:	Chief Executive Officer

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Eli Mou
Title:	Director and Execution Head